CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Annual Report on Form 40-F of CAE Inc. for the year ended March 31, 2007, of our auditors’ report dated May 30, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial, which appears in this Annual Report.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97185) of CAE Inc., relating to common shares to be offered to employees under employee benefit plans, of our auditors’ report dated May 30, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial, which appears in this Annual Report.

Chartered Accountants

Montreal, Quebec
June 28, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.